                                                                      Exhibit 99

                    WINTHROP PARTNERS 80 LIMITED PARTNERSHIP

                                DECEMBER 31, 1998

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement (Unaudited)

                                                                                   Year Ended             Three Months Ended
                                                                                December 31,1998           December 31, 1998
                                                                             ---------------------        ------------------

     1.  Statement of Cash Available for Distribution:

         Net Income                                                          $          1,277,000         $          219,000
         Add:  Depreciation and amortization charged to income
               not affecting cash available for distribution                               63,000                     20,000
               Minimum lease payments received, net of interest
               income earned, on leases accounted for under the
               financing method                                                           334,000                     71,000
               Net proceeds from sale of property                                         194,000                          -

               Gain on sale of property                                                  (131,000)

               Cash to reserves                                                          (197,000)                         -
                                                                             ---------------------        ------------------

               Cash Available for Distribution                               $          1,540,000         $          310,000
                                                                             ====================         ==================
               Distributions allocated to General Partners                   $                  -         $                -
                                                                             ====================         ==================
               Distributions allocated to Limited Partners                   $          1,540,000         $          310,000
                                                                             ====================         ==================

     2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended December 31, 1998:


     Entity Receiving                            Form of
     Compensation                              Compensation                                       Amount
     ----------------                   -------------------------------------------             ----------

     Winthrop
     Management LLC                     Property Management Fees                                  $ 5,000

     General Partners                   Interest in Cash Available for Distribution               $     -

     WFC Realty Co., Inc.
     (Initial Limited Partner)          Interest in Cash Available for Distribution               $ 1,426